Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES 2009 FOURTH QUARTER

AND FISCAL YEAR RESULTS

MERIDIAN, Idaho (November 5, 2009) — MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) (the “Company”) announced financial results today for its fourth quarter and fiscal year ended September 30, 2009.

Highlights:

•                  Total revenues were $247.5 million for the quarter, 10.1% higher than revenues for the same period in the prior fiscal year.  Total revenues were $941.3 million for fiscal year 2009, 13.2% higher than revenues for fiscal year 2008.

•                  Selling, general and administrative (“SG&A”) expenses as a percentage of total revenues were 9.5% for the quarter, compared to 9.6% for the same period in the prior fiscal year.  SG&A expenses as a percentage of total revenues were 9.6% for fiscal year 2009, compared to 10.1% for fiscal year 2008.

•                  Operating income was $10.6 million for the quarter, 21.2% higher than operating income for the same period in the prior fiscal year.  Operating income was $40.5 million for fiscal year 2009, 25.1% higher than operating income for fiscal year 2008.

•                  Net income was $6.6 million for the quarter, 20.9% higher than net income for the same period in the prior fiscal year.  Net income was $24.9 million for fiscal year 2009, 25.0% higher than net income for fiscal year 2008. Diluted earnings per share were $0.53 for the quarter, compared to $0.44 for the same period in the prior fiscal year.  Diluted earnings per share were $2.02 for fiscal year 2009, compared to $1.62 for fiscal year 2008.

•                  Internet sales to independent veterinary practices and producers grew by approximately 32% for the quarter compared to the same period in the prior fiscal year, and 39% for fiscal year 2009 compared to fiscal year 2008.  Our product sales from the internet as a percentage of sales improved to 32% for the quarter as compared to 28% for the same period in the prior fiscal year, and 31% for fiscal year 2009 as compared to 27% for fiscal year 2008.

•                  We completed fiscal year 2009 with $14.3 million of cash and no outstanding borrowings on our $70 million credit line.  Net cash provided by operations for the quarter was $9.1 million and for fiscal year 2009 was $11.9 million.

•                  We successfully moved our distribution center from Holland, Michigan to a larger facility near Indianapolis, Indiana in September 2009, which will enable us to continue to grow in that geographic region.

“I am very pleased by the performance and results delivered by the MWI team during the quarter and 2009 fiscal year, in spite of the challenging environment,” said Jim Cleary, President and Chief Executive Officer.  “We continued strong organic growth of our revenues, earnings and value-added services, while investing in our infrastructure and reducing operating expenses as a percent of sales.  While there will be challenges in fiscal year 2010, as there have been in fiscal year 2009, MWI’s plan is to continue our growth.  MWI’s team enables this growth through the outstanding service and value which we provide to our customers and vendors.”

Quarter ended September 30, 2009 compared to quarter ended September 30, 2008

Total revenues grew 10.1% to $247.5 million for the quarter ended September 30, 2009, compared to $224.8 million for the quarter ended September 30, 2008.  Revenues attributable to new customers represented approximately 60% of the growth in total revenues during the quarter ended September 30, 2009.  Commissions grew 24.3% to $4.0 million for the quarter ended September 30, 2009, compared to $3.2 million for the quarter ended September 30, 2008.

Gross profit increased by 11.8% to $34.9 million for the quarter ended September 30, 2009, compared to $31.2 million for the quarter ended September 30, 2008.  Gross profit as a percentage of total revenues was 14.1% for the quarter ended September 30, 2009, compared to 13.9% for the quarter ended September 30, 2008.  Vendor rebates for the quarter ended September 30, 2009 decreased by approximately $250,000 compared to the quarter ended September 30, 2008.  This decrease was less than we previously expected due to a strong performance on a significant vendor rebate program offered from a certain vendor.  Our gross profit also benefited from an improvement in freight costs as a percentage of total revenues compared to the same period in the prior fiscal year.

Operating income increased 21.2% to $10.6 million for the quarter ended September 30, 2009, compared to $8.8 million for the quarter ended September 30, 2008.  SG&A expenses as a percentage of total revenues were 9.5% for the quarter ended September 30, 2009, compared to 9.6% for the quarter ended September 30, 2008.  SG&A expenses increased 8.5% to $23.4 million for the quarter ended September 30, 2009, compared to $21.6 million for the quarter ended September 30, 2008.  The dollar increase in SG&A expenses was primarily due to increased compensation costs and an increase in our allowance for doubtful accounts, partially offset by a decrease in travel expenses.

Net income increased 20.9% to $6.6 million for the quarter ended September 30, 2009, compared to $5.4 million for the quarter ended September 30, 2008.  Diluted earnings per share were $0.53 and $0.44 for the quarters ended September 30, 2009 and 2008, respectively, an increase of 20.5%.

Fiscal year ended September 30, 2009 compared to fiscal year ended September 30, 2008

Total revenues grew 13.2% to $941.3 million for the fiscal year ended September 30, 2009, compared to $831.4 million in the fiscal year ended September 30, 2008.  Revenues attributable to new customers represented approximately 65% of the growth in total revenues during the fiscal year ended September 30, 2009.  Commissions grew 9.8% to $14.2 million for the fiscal year ended September 30, 2009, compared to $13.0 million for the fiscal year ended September 30, 2008.

Gross profit increased by 12.6% to $134.7 million for the fiscal year ended September 30, 2009, compared to $119.6 million in the fiscal year ended September 30, 2008.  Gross profit as a percentage of total revenues was 14.3% for the fiscal year ended September 30, 2009, compared to 14.4% for the fiscal year ended September 30, 2008.  Gross profit as a percentage of revenues was lower due to a decrease in vendor rebates, partially offset by an improvement in freight costs as a percentage of total revenues.  Vendor rebates for the fiscal year ended September 30, 2009 decreased approximately $1.6 million compared to the fiscal year ended September 30, 2008.

Operating income increased 25.1% to $40.5 million for the fiscal year ended September 30, 2009, compared to $32.4 million for the fiscal year ended September 30, 2008.  SG&A expenses as a percentage of total revenues were 9.6% for the fiscal year ended September 30, 2009, compared to 10.1% for the fiscal year ended September 30, 2008.  SG&A expenses increased 8.0% to $90.8 million for the fiscal year ended September 30, 2009, compared to $84.1 million for the fiscal year ended September 30, 2008.  The dollar increase in SG&A expenses was primarily due to increased compensation costs and an increase in our allowance for doubtful accounts, partially offset by a decrease in travel expenses.

Net income increased 25.0% to $24.9 million for the fiscal year ended September 30, 2009, compared to $19.9 million for the fiscal year ended September 30, 2008.  Diluted earnings per share were $2.02 and $1.62 for the fiscal years ended September 30, 2009 and 2008, respectively, an increase of 24.7%.

Our cash balance as of September 30, 2009 was $14.3 million and we had no outstanding borrowings on our $70 million credit line. Receivables as of September 30, 2009 increased 10.8% compared to September 30, 2008 to $142.5 million due to continued revenue growth and an increase in receivables with extended payment terms. Inventories as of September 30, 2009 decreased 1.9% compared to September 30, 2008 to $116.1 million due to focused inventory management. Accounts payable as of September 30, 2009 decreased 4.2% compared to September 30, 2008 to $117.8 million due primarily to the decrease in inventory and the timing of our payments for inventory.

Business Outlook

The Company estimates that for the fiscal year ending September 30, 2010, revenues will be from $1.0 billion to $1.035 billion, which represents growth of 6% to 10% compared to revenues in fiscal year 2009.  The Company estimates that diluted earnings per share will be from $2.15 to $2.23 per share, which represents growth of 6% to 10% compared to diluted earnings per share in fiscal year 2009.  These estimates are based on the Company’s current calendar-year and quarterly vendor contracts which typically undergo annual renegotiation and which may include terms such as rebates, commissions and exclusivity requirements.

Conference Call

The Company will be hosting a conference call on November 5, 2009 at 11:00 a.m. eastern standard time to discuss these results and its fiscal year 2010 business outlook in greater detail.  Participants can access the conference call by dialing (888) 262-8836 and international callers can access the conference call by dialing (913) 312-1516.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through November 19, 2009 by calling (888) 203-1112 for calls within the United States or (719) 457-0820 for international calls using the passcode 1974292.  The conference call will also be available on the Company’s web site, www.mwivet.com.

MWI is a leading distributor of animal health products to veterinarians across the United States of America. Products MWI sells include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, supplies, veterinary pet food and nutritional products. We market these products to veterinarians in both the companion animal and production animal markets. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include the impact of vendor consolidation on our business; changes in or availability of vendor rebate programs; vendor rebates based upon attaining certain growth goals;  changes in the way vendors introduce products to market; exclusivity requirements with certain vendors that may prohibit us from distributing competing products manufactured by other vendors; the impact of general economic trends on our business; the recall of a significant product by one of our vendors; extended shortage or backorder of a significant product by one of our vendors; seasonality; the timing and effectiveness of marketing programs offered by our vendors; the timing of the introduction of new products and services by our vendors; the ability to borrow on our credit line, extend the terms of our credit line or obtain alternative financing on favorable terms or at all; unforeseen litigation; a disruption caused by adverse weather or other natural conditions; inability to ship products to the customer as a result of technological or shipping disruptions; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy. Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.

MWI Veterinary Supply, Inc.

(Unaudited - Dollars and shares in thousands, except per share amounts)

Condensed Consolidated	Quarter Ended September 30,		Fiscal Year Ended September 30,
Statements of Income	2009	2008	2009	2008
Revenues	$247,538	$224,766	$941,332	$831,364
Cost of product sales	212,655	193,574	806,677	711,812
Gross profit	34,883	31,192	134,655	119,552
Selling, general and administrative expenses	23,448	21,608	90,827	84,123
Depreciation and amortization	819	828	3,365	3,078
Operating income	10,616	8,756	40,463	32,351
Interest expense	(40)	(47)	(242)	(265)
Other income	190	225	770	821
Income before taxes	10,766	8,934	40,991	32,907
Income tax expense	(4,213)	(3,513)	(16,086)	(12,990)
Net income	$6,553	$5,421	$24,905	$19,917
Net income per share - diluted	$0.53	$0.44	$2.02	$1.62
Weighted average common shares outstanding - diluted	12,331	12,311	12,306	12,301

	September 30,	September 30,
Condensed Consolidated Balance Sheets	2009	2008
Assets
Cash	$14,302	$3,419
Receivables, net	142,485	128,564
Inventories	116,119	118,403
Prepaid expenses and other current assets	3,946	3,168
Deferred income taxes	1,517	809
Total current assets	278,369	254,363
Property and equipment, net	9,313	9,687
Goodwill	37,610	37,727
Intangibles, net	10,194	10,945
Other assets, net	2,433	2,083
Total Assets	$337,919	$314,805
Liabilities
Line-of-credit	$—	$—
Accounts payable	117,830	123,003
Accrued expenses	10,767	9,854
Current portion of long-term debt	97	97
Total current liabilities	128,694	132,954
Deferred income taxes	1,298	751
Long-term debt	—	97
Stockholders’ Equity	207,927	181,003
Total Liabilities and Stockholders’ Equity	$337,919	$314,805